Exhibit 99.1
NEWS RELEASE
NEWS RELEASE

FOR RELEASE: IMMEDIATE

UGATX CORPORATION ANNOUNCES THE SALE OF ITS INTEREST IN AAE CARGO

CHICAGO, IL, September 26, 2013 GATX Corporation (NYSE:GMT) today announced the sale of its 37.5% interest in AAE Ahaus Alstätter Eisenbahn Cargo AG (“AAE Cargo”) to its partner, AAE Ahaus Alstätter Eisenbahn Holding AG (“AAE Holding”). The sale price of €84.5 million consisted of €17.0 million in cash and a €67.5 million secured loan to AAE Holding. As a result of the sale, GATX will report an after-tax loss of approximately $3.0 million attributable to the AAE affiliate in the third quarter.
Brian A. Kenney, president and chief executive officer of GATX said, “As a result of this sale, we are now better positioned to pursue growth opportunities in the European rail market through our wholly-owned business, GATX Rail Europe.”
COMPANY DESCRIPTION
GATX Corporation (NYSE:GMT) strives to be recognized as the finest railcar leasing company in the world by its customers, its shareholders, its employees and the communities where it operates. Controlling one of the largest railcar fleets in the world, GATX has been providing quality railcars and services to its customers for 115 years. GATX has been headquartered in Chicago, Illinois since its founding in 1898. For more information, visit the Company's website at www.gatx.com.
FOR FURTHER INFORMATION CONTACT:
Jennifer Van Aken
Director, Investor Relations
GATX Corporation
312-621-6689
jennifer.vanaken@gatx.com

Investor, corporate, financial, historical financial, photographic and news release information may be found at www.gatx.com.

(09/26/13)